Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES REPURCHASE OF

475,920 SHARES OF ITS COMMON STOCK

Stock Repurchased in Private Transaction with an Unaffiliated Entity at a Purchase Price of $120.33 per Share

Dallas (Feb. 23, 2018) - The Howard Hughes Corporation® (NYSE: HHC) announced today that it has repurchased 475,920 shares of its common stock, par value $0.01 per share, in a private transaction with an unaffiliated entity at a purchase price of $120.33 per share, or approximately $57,267,453 in the aggregate.  The repurchase transaction was consummated on February 21, 2018, and was funded with cash on hand.

“This transaction is a testament to our strong balance sheet and increased liquidity profile as well as our unwavering dedication to unlocking shareholder value,” said David R. Weinreb, Chief Executive Officer of The Howard Hughes Corporation. “The buyback provided us with a unique opportunity to acquire a block of our shares at a meaningful discount to the underlying net asset value of the company.”

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: The Seaport District NYC in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawai’i. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize”, “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Contacts:

David O’Reilly, 214-741-7744

Chief Financial Officer

david.o’reilly@howardhughes.com